Exhibit e.(ii)

Amendment No. 2 to Distribution Agreement

This Amendment No. 2 to the Distribution Agreement (this “Amendment”) by and between Hartford Funds Exchange-Traded Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation, (“ALPS”) is dated as of September 21, 2018.

WHEREAS, the Trust and ALPS entered into a Distribution Services Agreement dated April 16, 2018 (the “Agreement”), as may be amended from time to time; and

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement to reflect the addition of one Fund offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.       The parties hereto agree to delete the current Appendix A to Exhibit 1 of the Agreement in its entirety and replace it with a new Appendix A to Exhibit 1 attached hereto.

2.       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

HARTFORD FUNDS		ALPS DISTRIBUTORS, INC.
EXCHANGE-TRADED TRUST

By:	/s/Vernon Meyer	By:	/s/ Steven B. Price
Name:	Vernon Meyer	Name:	Steven B. Price
Title:	Vice President	Title:	Senior Vice President and Director of Distribution Services

APPENDIX A

LIST OF FUNDS

HARTFORD TOTAL RETURN BOND ETF

Hartford Schroders Tax Aware Bond ETF

Hartford Municipal Opportunities ETF

Hartford Short Duration ETF